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Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statement No. 333-58298 and the related Prospectus (2000 Stock Option Plan) of Orient-Express Hotels Ltd. on Form S-8, and in the Registration Statement No. 333-102576 and the related Prospectus (Common Share Shelf Offering) of Orient-Express Hotels Ltd. on Form S-3, of our reports dated March 3, 2005, relating to the consolidated financial statements and financial statement schedule of Orient-Express Hotels Ltd. and management's report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Orient-Express Hotels Ltd. and subsidiaries for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

New York, New York
March 3, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM